SWM ANNOUNCES FIRST QUARTER 2012 RESULTS

ALPHARETTA, GA, May 2, 2012 -- SWM (NYSE: SWM) today reported first quarter 2012 earnings results for the period ended March 31, 2012.

First Quarter Financial Highlights:

•	Net sales of $202.1 million, an 11.8% increase over the prior-year quarter

•	Operating profit, excluding restructuring and impairment expense, of $43.1 million compared to $27.4 million in the first quarter of 2011

•	Net Income of $14.6 million

•	Restructuring and impairment expenses of $18.7 million pre-tax, including $16.9 million of impairment charge on property, plant and equipment

•	Adjusted EBITDA from Continuing Operations of $54.1 million (see non-GAAP reconciliations)

•
Diluted net income per share from continuing operations of $0.90, compared to $0.93 per share in first quarter 2011; Adjusted income per share from continuing operations of $1.78 compared to $0.98 per share in the first quarter of 2011 (see non-GAAP reconciliations)

First Quarter Operational Highlights:

•	Lower Ignition Propensity (LIP) cigarette paper sales volumes increased 47% versus prior-year quarter

•	Reconstituted Tobacco volumes increased 13% versus prior-year quarter

•	Continued cost savings and benefits from operational excellence initiatives

•	Customer invoicing dispute for banded cigarette papers withdrawn

Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "SWM's strong first quarter 2012 performance versus the prior-year quarter reflects the expected increase in volumes of LIP papers to meet EU regulations, which became effective during the fourth quarter of 2011. In addition, we are no longer incurring start-up expenses as experienced in 2011. Reconstituted Tobacco volumes were also stronger than the prior-year quarter and we now expect a moderate increase in total year 2012 RTL volume.

"We remain focused on repositioning our business portfolio towards higher-value products and growing our market presence in Asia", added Mr. Villoutreix. "Continued instability in macroeconomic factors and foreign exchange volatility remain challenging. Although overall first quarter inflationary impacts were not significant, we expect pulp prices will start to increase over the course of 2012. In addition, the future impact of foreign currency exchange rates remains an important variable. However, despite unfavorable year over year currency impacts already experienced in the first quarter and assuming no worsening during the remainder of 2012, we expect 2012 adjusted diluted earnings per share (a non-GAAP metric) of $7.20. This excludes the impact of 2012 share repurchases. Repurchases in 2012 through April 27 are estimated to provide an upside of approximately $0.22 per share. We expect our continued success in driving cost reductions through our operational excellence and lean manufacturing efforts, as well as improved efficiency across our European LIP capacity, will offset unfavorable inflationary impacts."

First Quarter 2012 Results

Net sales were $202.1 million in the three-month period ended March 31, 2012, versus $180.7 million in the prior-year quarter. Net sales increased due to $21.7 million in net favorable effects of changes in sales volume, net of mix and selling price impacts, and $3.9 million due to royalty income, partially offset by $4.2 million in unfavorable foreign currency impacts primarily from the U.S. dollar and euro.

Operating profit from continuing operations was $24.4 million in the three-month period ended March 31, 2012 versus $26.4 million in the prior-year quarter. Excluding the impact of $17.7 million in higher restructuring and impairment expenses, operating profit improved by $15.7 million. The $15.7 million improvement was due to the $11.8 million favorable effect of improved sales volumes, net of mix and selling price impacts, $3.5 million in reduced manufacturing costs, primarily due to benefits from our operational excellence initiatives, and $3.9 million in royalty income. Partially offsetting the improvements were $1.5 million in higher general and administrative expenses. First quarter 2012 operating profit compared with the prior-year quarter was negatively impacted by a $0.9 million unfavorable effect of currency.

The $18.7 million in first quarter 2012 restructuring and impairment expense included a $16.9 million non-cash impairment charge on North American property, plant and equipment. This impairment resulted from an amendment to the company's cost-plus contract with Philip Morris-USA, a subsidiary of Altria Group Inc. The company expects to continue supplying banded paper product to Philip Morris-USA through the term of the amended agreement which expires in 2016. Philip Morris-USA has also withdrawn its dispute over the manner in which SWM calculated costs for certain banded cigarette papers under the contract. SWM looks forward to continuing a positive, long-term relationship for the production and sale of banded cigarettes papers and other products to this valued customer.

During the three months ended March 31, 2012, SWM's effective tax rate was 40.8%. The first quarter included a $2.0 million valuation allowance on certain deferred tax assets that are not expected to be realized. Excluding this item, SWM's effective tax rate would have been 32.4%.

Operational Trends (Volume, Pricing and Cost)

During the first quarter, sales volumes of LIP cigarette paper increased 47% versus the first quarter of 2011 due to higher sales in Europe. Volume declined for traditional tobacco-related papers during the first quarter versus the prior-year quarter, reflecting lower demand in certain markets. Overall demand for tobacco-related papers increased 1% for the quarter. Including sales volume increases at our Chinese paper joint venture, CTM, which are not reported in consolidated SWM results, first quarter SWM world-wide tobacco-related papers sales volume increased 2% over the prior-year period.

Cash Flow, Debt and Quarterly Dividend

Cash provided by operations was $48.4 million for the first quarter ended March 31, 2012, compared with cash used of $0.2 million in the prior year quarter. The higher cash generation during the 2012 period was largely due to higher profitability net of the non-cash impairment charge and to improved working capital management versus an increase during 2011 primarily reflecting decreased severance and income tax liabilities.

Net debt at March 31, 2012 was $62.2 million, a $7.3 million improvement compared with $69.5 million at December 31, 2011. Total debt was 23.4% of capital at March 31, 2012. "We continue to focus on strong operational cash flows, and this is reflected by the improvement reported during the first quarter, despite the impact of $21.6 million in share repurchases," commented Jeff Cook, Executive Vice President and Chief Financial Officer.

Capital spending was $7.8 million and $27.7 million during the quarters ended March 31, 2012 and 2011, respectively. The 2011 capital spending included $19.0 million toward construction of the RTL facility in the Philippines to a mothball state and $4.4 million toward completion of the LIP printing facility in Poland.

Capital spending is projected to be approximately $35 million in 2012. Through April 27, 2012, the Company has purchased 672,727 shares of its common stock for $45.6 million at an average price of $67.84 under the 2012 Board authorization of $50 million. Other cash uses during 2012 are currently expected to be $30 million to $40 million including funding of our China RTL joint venture, CTS.

SWM announced today a quarterly common stock dividend of $0.15 per share. The dividend will be payable on June 29, 2012 to stockholders of record on May 29, 2012.

Conference Call

SWM will hold a conference call to review first quarter 2012 results with investors and analysts at 8:30 a.m. eastern time, on Thursday, May 3, 2012. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a diversified producer of premium specialty papers for the tobacco industry. It also manufactures specialty papers for other applications. SWM and its subsidiaries conduct business in over 90 countries and employ 2,800 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada, Poland and two joint ventures in China. For further information, please visit the company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as those statements concerning its projected future earnings, expected restructuring costs and future savings that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•
SWM has manufacturing facilities in 7 countries, two joint ventures in China, and sells products in over 90 countries. As a result, it is subject to a variety of import and export tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company's business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.

•
The company's sales are concentrated to a limited number of customers. In 2011, 54% of its sales were to its four largest customers. The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, particularly those that impact our higher value LIP papers or reconstituted tobacco, could have a material adverse effect on the company's results of operations.

•
The company's financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes. A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•
As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company's products are not sufficient to cover those costs with a margin that the company considers reasonable. Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities. The company will continue to disclose any such actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.

•
The company suspended construction of its Philippine RTL manufacturing site during 2011. The carrying value of the partially constructed assets is evaluated for impairment at each reporting period by assessing the recoverability of the costs based on the undiscounted cash flows of the operation, likelihood of its reactivation and alternative uses for the equipment. This evaluation could result in a decision to record an impairment of some or a substantial portion of the net book value of the RTL Philippines property, plant and equipment which was $73.5 million as of March 31, 2012.

•
The demand for our reconstituted tobacco leaf product is subject to change depending on the rate at which this product is included in the blend that forms the column of tobacco in various cigarette brands as well as the supply and cost of natural tobacco leaf, which serves to an extent as a substitute for reconstituted tobacco. A change in the inclusion rate or the dynamics of the natural leaf tobacco market can have a material effect on the volume of reconstituted tobacco sales, the price for reconstituted tobacco or both, either of which can have a material effect on our earnings from that product line. In past years, the company has experienced the adverse effects for one or more years related to changes in the demand and supply relationship for natural leaf.

•
In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products. Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products. Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

•
Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We do not believe that any of our products infringe the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

•
Recent uncertainty in the EU financial markets has increased the possibility of significant changes in foreign exchange rates as governments take counter measures. As a large portion of our commercial business is euro denominated, any material change in the euro to U.S. dollar exchange rate could impact our results on a consolidated basis.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2011. The first quarter 2012 financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses and income tax valuation allowance changes. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

SWM management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company's business results.

(Tables to Follow)

SOURCE SWM:

CONTACT
Jeff Cook
+1-770-569-4277
or
Scott Humphrey
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2012	2011	% Change
Net Sales	$202.1	$180.7	11.8%
Cost of products sold	137.7	133.5	3.1
Gross Profit	64.4	47.2	36.4

Selling expense	6.0	5.1	17.6
Research expense	2.2	2.0	10.0
General expense	13.1	12.7	3.1
Total nonmanufacturing expenses	21.3	19.8	7.6

Restructuring and impairment expense	18.7	1.0	N.M.
Operating Profit	24.4	26.4	(7.6)
Interest expense	0.9	—	N.M.
Other income, net	0.3	0.2	50.0
Income from Continuing Operations before Income Taxes and Income from Equity Affiliates	23.8	26.6	(10.5)

Provision for income taxes	9.7	10.9	(11.0)
Income from equity affiliates	0.5	0.9	(44.4)
Income from Continuing Operations	14.6	16.6	(12.0)
Loss from Discontinued Operations	—	(0.4)	N.M.
Net Income	$14.6	$16.2	(9.9)%

Net Income (Loss) per Share - Basic:
Income per share from continuing operations	$0.91	$0.93	(2.2)%
Loss per share from discontinued operations	—	(0.02)	N.M.
Net income per share – basic	$0.91	$0.91	—%

Net Income (Loss) per Share – Diluted:
Income per share from continuing operations	$0.90	$0.93	(3.2)%
Loss per share from discontinued operations	—	(0.02)	N.M.
Net income per share – diluted	$0.90	$0.91	(1.1)%

Cash Dividends Declared Per Share	$0.15	$0.15

Weighted Average Shares Outstanding:

Basic	15,873,500	17,432,800

Diluted	16,028,700	17,537,200

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$85.3	$76.5
Accounts receivable	110.5	112.3
Inventories	122.1	113.8
Other current assets	22.4	24.4
Property, plant and equipment, net	420.4	428.8
Other noncurrent assets	99.9	89.4
Total Assets	$860.6	$845.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$3.3	$5.0
Other current liabilities	138.4	135.8
Long-term debt	144.2	141.0
Pension and other postretirement benefits	44.5	42.3
Deferred income tax liabilities	23.1	19.8
Other noncurrent liabilities	25.0	25.4
Stockholders’ equity	482.1	475.9
Total Liabilities and Stockholders’ Equity	$860.6	$845.2

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in millions)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net income	$14.6	$16.2
Less: Income (loss) from discontinued operations	—	(0.4)
Income from continuing operations	14.6	16.6

Depreciation and amortization	10.2	10.7
Impairment	16.9	—
Amortization of deferred revenue	—	(2.4)
Deferred income tax provision (benefit)	(0.5)	3.9
Pension and other postretirement benefits	1.3	1.4
Stock-based compensation	1.6	0.9
Income from equity affiliate	(0.5)	(0.9)
Excess tax benefits of stock-based awards	(0.1)	(9.0)
Other items	0.1	(1.6)
Net changes in operating working capital	4.8	(17.5)
Net cash provided (used) by operating activities of:
Continuing operations	48.4	2.1
Discontinued operations	—	(2.3)
Cash Provided by (Used in) Operations	48.4	(0.2)

Capital spending	(7.8)	(27.7)
Capitalized software costs	(0.1)	(0.8)
Investment in equity affiliates	(4.5)	—
Other investing	(4.1)	2.0
Cash Used for Investing	(16.5)	(26.5)

Cash dividends paid to SWM stockholders	(2.4)	(2.7)
Changes in short-term debt	(1.5)	0.2
Proceeds from issuances of long-term debt	7.1	56.1
Payments on long-term debt	(5.1)	(0.2)
Purchases of treasury stock	(21.6)	(45.8)
Proceeds from exercise of stock options	0.1	—
Excess tax benefits of stock-based awards	0.1	9.0
Cash Provided by (Used in) Financing	(23.3)	16.6

Effect of Exchange Rate Changes on Cash	0.2	—

Increase (Decrease) in Cash and Cash Equivalents	$8.8	$(10.1)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(dollars in millions)

Net Sales
	Three Months Ended March 31,
	2012	2011	% Change
Paper	$142.2	$125.1	13.7%
Reconstituted Tobacco	59.9	55.6	7.7
Total Consolidated	$202.1	$180.7	11.8%

Operating Profit from Continuing Operations
	Three Months Ended March 31,
			Return on Net Sales
	2012	2011	2012	2011
Paper	$4.3	$10.2	3.0%	8.2%
Reconstituted Tobacco	24.7	20.0	41.2	36.0
Unallocated	(4.6)	(3.8)
Total Consolidated	$24.4	$26.4	12.1%	14.6%

Restructuring and Impairment Expense
	Three Months Ended
	March 31,
	2012	2011
Paper	$17.9	$0.2
Reconstituted Tobacco	0.7	0.8
Unallocated	0.1	—
Total Consolidated	$18.7	$1.0

Operating Profit from Continuing Operations Excluding Restructuring & Impairment Expense
	Three Months Ended March 31,
			Return on Net Sales
	2012	2011	2012	2011
Paper	$22.2	$10.4	15.6%	8.3%
Reconstituted Tobacco	25.4	20.8	42.4	37.4
Unallocated	(4.5)	(3.8)
Total Consolidated	$43.1	$27.4	21.3%	15.2%

*Operating Profit from Continuing Operations Excluding Restructuring and Impairment Expense is a non-GAAP financial measure that is calculated by adding those items back to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Income from continuing operations per diluted share	$0.90	$0.93
Plus: Income tax valuation allowance per share	0.13	—
Plus: Restructuring & impairment expense per share	0.75	0.05
Adjusted Income Per Share from Continuing Operations	$1.78	$0.98

Net income per diluted share	$0.90	$0.91
Plus: Income tax valuation allowance per share	0.13	—
Plus: Restructuring & impairment expense per share:
Included in Income from continuing operations (above)	0.75	0.05
Included in loss from discontinued operations	—	0.01
Adjusted Net Income Per Share	$1.78	$0.97

Income from continuing operations	$14.6	$16.6
Plus: Interest expense	0.9	—
Plus: Income tax provision (benefit)	9.7	10.9
Plus: Depreciation & amortization	10.2	10.7
Less: Amortization of deferred revenue	—	(2.4)
Plus: Restructuring & impairment expense	18.7	1.0
Adjusted EBITDA from Continuing Operations	$54.1	$36.8

Cash provided (used) by operating activities of continuing operations	$48.4	$2.1
Less: Capital spending	(7.8)	(27.7)
Less: Capitalized software costs	(0.1)	(0.8)
Less: Cash dividends paid	(2.4)	(2.7)
Free Cash Flow - continuing operations	$38.1	(29.1)

	March 31, 2012	December 31, 2011
Total Debt	$147.5	$146.0
Less: Cash	85.3	76.5
Net Debt	$62.2	$69.5